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EXHIBIT 21


SUBSIDIARIES OF HUDSON CHARTERED BANCORP, INC.

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                                   JURISDICTION OF      NAME UNDER WHICH
NAME OF SUBSIDIARY                 INCORPORATION        SUBSIDIARY CONDUCTS BUSINESS

FIRST NATIONAL BANK OF THE         UNITED STATES        FIRST NATIONAL BANK OF THE
HUDSON VALLEY                                           HUDSON VALLEY

HUDSON CHARTERED REALTY, INC.      NEW YORK STATE       HUDSON CHARTERED REALTY, INC.

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